UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 27, 2007

CKE Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11313	33-0602639
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California		93013
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(805)745-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On February 28, 2007, CKE Restaurants, Inc. (the "Company") issued a press release regarding the matters discussed under Item 4.02 below, which include adjustments to period-end financial results. The press release is attached as Exhibit 99.1 hereto. This information, including Exhibit 99.1, shall be deemed to be "furnished" in accordance with the SEC release numbers 33-8216 and 34-47583.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company has determined that, as a result of an inadvertent computational error, the Company overstated its "income tax benefit" for the fiscal year ended January 30, 2006, by approximately $16 million. As such, the Company’s reported $137 million income tax benefit should have been reported as approximately $121 million. Since this reported $137 million income tax benefit was also a part of reported net income, the computational error also resulted in an overstatement of "net income" for the fiscal year ended January 30, 2006 of approximately $16 million.

After discussion with management and KPMG LLP, the Company’s independent registered public accounting firm, on February 27, 2007, the Company’s Audit Committee determined that, in light of the error contained therein, the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2006, should not be relied upon and should be restated. The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2007 will include such restated financial statements. The Company is not aware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirements under the securities laws.

The restatement will have no impact on the Company’s income statements for any period other than the fiscal year ended January 30, 2006. Additionally, neither this non-cash error nor the restatement will impact net cash flows from operations, Adjusted EBITDA (as defined in the Company’s senior credit facility), financial performance covenants included in the Company’s senior credit facility or other debt instruments, previously reported net operating loss and tax credit carry-forwards, the Company’s effective income tax rates for fiscal 2007 and thereafter or actual cash tax payments expected for the foreseeable future.

The inadvertent error occurred in summarizing the various computations made to calculate the cumulative difference between the Company’s book and tax bases in its fixed assets. Neither the Company’s external tax advisor (a Big Four accounting firm), the Company nor KPMG detected the error included in the Company’s consolidated financial statements for the fiscal year ended January 30, 2006. Management and the Company’s external tax advisor discovered the error during the preparation of the Company’s tax provision for the fiscal year ended January 29, 2007. As a result, management’s report on internal control over financial reporting as of January 30, 2006, should not be relied upon. The Company has replaced most of the manual processes that contributed to the prior year error with automated system-generated reports and believes it has substantially reduced the chance of such an error reoccurring in the future. The Company is still in the process of completing its assessment of internal control over financial reporting as of January 29, 2007, pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release, dated February 28, 2007, issued by CKE Restaurants, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE Restaurants, Inc.

February 28, 2007	By:	/s/ Theodore Abajian

Name: Theodore Abajian
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated February 28, 2007, issued by CKE Restaurants, Inc.